Exhibit 12.1

QUANTUM CORPORATION

EXHIBIT 12.1

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

	For the year ended March 31,
(In thousands)	2010		2009		2008		2007		2006
Income (loss) from continuing operations before income taxes	$17,908		$(359,145)		$(60,716)		$(59,156)		$(40,081)
Add fixed charges	30,704		34,389		64,337		46,545		15,789
Earnings (as defined)	$48,612		$(324,756)		$3,621		$(12,611)		$(24,292)
Fixed charges:
Interest expense	$26,139		$29,261		$58,627		$40,748		$9,976
Amortization of debt issuance costs	(i), (ii	)	(i	)	(i), (iii	)	(i	)	(i	)
Estimated interest component of rent expenses	4,565		5,128		5,710		5,797		5,813
Total fixed charges	$30,704		$34,389		$64,337		$46,545		$15,789
Ratio of earnings to fixed charges	1.58		(iv	)	(iv	)	(iv	)	(iv	)
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(i)	In all years presented, the amortization of debt issuance costs is included in interest expense.

(ii)	Interest expense for fiscal 2010 in this table is comprised of: (a) $25.5 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $0.6 million in amortization of debt issuance costs related to convertible subordinated notes retired in fiscal 2010. The $0.6 million in amortization of debt issuance costs related to convertible subordinated notes retired in fiscal 2010 are included in gain (loss) on debt extinguishment, net of costs in the Consolidated Statements of Operations for fiscal 2010.

(iii)	Interest expense for fiscal 2008 in this table is comprised of: (a) $46.0 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations, (b) $8.1 million in amortization of debt issuance costs related to the repayment of the prior debt facility in fiscal 2008 and (c) $4.5 million in prepayment fees related to the repayment of the prior debt facility in fiscal 2008. Both the $8.1 million in amortization of debt issuance costs and the $4.5 million in prepayment fees related to the repayment of a prior debt facility in fiscal 2008 are included in gain (loss) on debt extinguishment, net of costs in the Consolidated Statements of Operations for fiscal 2008.

(iv)	Earnings, as defined, were insufficient to cover fixed charges by $359.1 million, $60.7 million, $59.2 million, and $40.1 million for fiscal 2009, 2008, 2007 and 2006, respectively.